                                                                     EXHIBIT 2.1

                                 EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                             SILICON GRAPHICS, INC.

                                       AND

                              TERA COMPUTER COMPANY




                            DATED AS OF MARCH 1, 2000

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

                                      TABLE OF CONTENTS


1.      DEFINITIONS                                                            1

2.      PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES              2
        2.1    Generally                                                       2
        2.2    Excluded Assets                                                 4
        2.3    Assumption of Liabilities                                       4

3.      PURCHASE PRICE                                                         5
        3.1    Generally                                                       5
        3.2    Payment of Purchase Price                                       5
        3.3    Allocation of Purchase Price                                    6

4.      NET ASSET VALUE DETERMINATION                                          7
        4.1    Net Asset Categories                                            7
        4.2    Procedures                                                      7

5.      CLOSING                                                                8

6.      LABOR AND EMPLOYMENT MATTERS                                           8
        6.1    Offers of Employment                                            8
        6.2    Offered Employees                                               9
        6.3    Transferred Employees                                          10

7.      PRORATIONS                                                            11

8.      OTHER AGREEMENTS                                                      11

9.      TITLE EXAMINATION                                                     11
        9.1    Delivery of Commitments                                        11
        9.2    Survey                                                         12
        9.3    Title Objections                                               12
        9.4    Investigations of Real Estate                                  12
        9.5    Environmental Assessment Report                                12
        9.6    HazCon Survey                                                  13

10.     REPRESENTATIONS AND WARRANTIES  OF SELLER                             13
        10.1   Corporate Organization                                         13
        10.2   Qualification to do Business                                   13


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

        10.3   Corporate Power                                                13
        10.4   Corporate Authorization                                        13
        10.5   Conflicting Agreements                                         13
        10.6   Consents and Approvals                                         14
        10.7   Actions, Suits, Proceedings                                    14
        10.8   No Material Violations                                         14
        10.9   Environmental Matters                                          15
        10.10  Employees                                                      16
        10.11  Employee Plans                                                 16
        10.12  Title to and Condition of Real Estate                          16
        10.13  Title to and Condition of Personal Property                    16
        10.14  Licenses and Permits                                           17
        10.15  Brokers and Finders                                            17
        10.16  Certification of Nonforeign Status                             17
        10.17  Status of Contracts                                            17
        10.18  Current Balance Sheet                                          17
        10.19  Absence of Certain Changes or Events                           17
        10.20  Intellectual Property Rights                                   18
        10.21  Books and Records                                              18
        10.22  Inventories                                                    19
        10.23  Reliance                                                       19
        10.24  Accuracy of Representations and Warranties                     19
        10.25  Limitation of Warranties                                       19

11.     REPRESENTATIONS AND WARRANTIES  OF BUYER                              19
        11.1   Corporate Organization                                         19
        11.2   Corporate Power                                                19
        11.3   Corporate Authorization                                        19
        11.4   Conflicting Agreements                                         20
        11.5   Consents and Approvals                                         20
        11.6   Financial Information                                          20
        11.7   Capital Stock                                                  20
        11.8   Brokers and Finders                                            21

12.     COVENANTS OF SELLER                                                   21
        12.1   Access to Properties, Books and Records                        21
        12.2   Negative Covenants                                             21
        12.3   Affirmative Covenants                                          22
        12.4   No Negotiations With Others                                    22

13.     JOINT COVENANTS                                                       23
        13.1   HSR Act Filing                                                 23


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
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
        13.2   Other Governmental Consents                                    23
        13.3   Best Efforts; No Inconsistent Action                           23
        13.4   Public Announcements                                           24
        13.5.  Future Technology                                              24
        13.6   Supplements to Schedules                                       24
        13.7   Identification of Contracts                                    24

14.     CONDITIONS TO OBLIGATION OF BUYER TO CLOSE                            25
        14.1   Representations and Warranties                                 25
        14.2   No Adverse Change                                              25
        14.3   Compliance and Performance                                     25
        14.4   Officer's Certificate                                          25
        14.5   Instruments of Conveyance and Transfer                         25
        14.6   Consents of Third Parties                                      25
        14.7   HSR Act and Governmental Approvals                             25
        14.8   Legal Opinion                                                  26
        14.9   Copies of Documents                                            26
        14.10  No Legal Actions                                               26
        14.11  Transaction Documents                                          26
        14.12  Financial Statements                                           26
        14.13  UCC Search                                                     26
        14.14  Environmental Assessment                                       26

15.     CONDITIONS TO OBLIGATION OF SELLER TO CLOSE                           27
        15.1   Representations and Warranties                                 27
        15.2   Compliance and Performance                                     27
        15.3   Officer's Certificate                                          27
        15.4   Consents of Third Party                                        27
        15.5   HSR and Governmental Approvals                                 27
        15.6   Qualification To Do Business                                   27
        15.7   Legal Opinion                                                  27
        15.8   No Legal Actions                                               27
        15.9   Transaction Documents                                          28

16.     POST-CLOSING MATTERS                                                  28
        16.1   Post-Closing Access; Cooperation                               28
        16.2   Non-Solicitation                                               28
        16.3   Restrictions on Sales of Assets                                28

17.     BULK TRANSFER LAW                                                     30

18.     TAXES, FEES AND OTHER EXPENSES                                        30


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

        18.1   Taxes and Fees                                                  30
        18.2   Expenses                                                        30

19.     INDEMNIFICATION BY SELLER                                              30
        19.1   Generally                                                       30
        19.2   Limits on Indemnification by Seller                             31
        19.3   Exclusive Remedy                                                31
        19.4   Procedures                                                      32
        19.5   Settlement and Compromise                                       32

20.     INDEMNIFICATION BY BUYER                                               32
        20.1   Generally                                                       32
        19.2   Limits on Indemnification by Seller                             33
        19.3   Exclusive Remedy                                                33
        20.4   Procedures                                                      33
        20.5   Settlement and Compromise                                       34

21.     TERMINATION OF AGREEMENT                                               34
        21.1   Mutual Consent                                                  34
        21.2   Breach of Agreement                                             34
        21.3   Governmental Approvals                                          34
        21.4   Delayed Closing                                                 34
        21.5   Government Action                                               34

22.     CONFIDENTIALITY                                                        35

23.     ASSIGNMENT                                                             35

24.     COVENANT OF FURTHER ASSURANCES                                         35

25.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES                             35

26.     ENTIRE AGREEMENT                                                       35

27.     AMENDMENT AND WAIVER                                                   35

28.     CHOICE OF LAW                                                          36

29.     RESOLUTION OF DISPUTES                                                 36
        29.1   Negotiation                                                     36
        29.2   Mediation                                                       36


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

        29.3   Litigation                                                     36
        29.4   Confidentiality                                                36

30.     SEVERABILITY                                                          36

31.     COUNTERPARTS                                                          37

32.     NOTICES                                                               37

33.     BREACH; EQUITABLE RELIEF                                              38


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                                    EXHIBITS

           Exhibit A -- Form of Promissory Note
           Exhibit B -- Form of Technology Agreement
           Exhibit C -- Form of Transition Services Agreement
           Exhibit D -- Form of Services Contract Agreement
           Exhibit E -- Form of Registration Rights Agreement



                                    SCHEDULES

           Schedule 2.1(a)   --  Real Estate
           Schedule 2.1(b)   --  FF&E
           Schedule 2.1(e)   --  Contracts
           Schedule 2.1(j)   --  Causes of Action
           Schedule 2.2(h)   --  Other Excluded Assets
           Schedule 3.3      --  Allocation of Purchase Price
           Schedule 4.1      --  Adjustments for Closing Balance Sheet
           Schedule 6.1      --  Offered Employees
           Schedule 6.3(f)   --  Severance Benefits
           Schedule 10.2     --  Qualification to do Business
           Schedule 10.5     --  Conflicting Agreements
           Schedule 10.6     --  Seller's Consents and Approvals
           Schedule 10.7     --  Actions, Suits, Proceedings
           Schedule 10.8     --  Material Violations
           Schedule 10.9     --  Environmental Matters
           Schedule 10.10    --  Employees
           Schedule 10.11    --  Employee Benefit Plans
           Schedule 10.14    --  Licenses and Permits
           Schedule 10.17    --  Material Defaults
           Schedule 10.19    --  Certain Changes
           Schedule 11.5     --  Buyer's Consents

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                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT is dated as of March 1, 2000, by and between TERA COMPUTER COMPANY, a Washington corporation ("Buyer"), and SILICON GRAPHICS, INC., a Delaware corporation ("Seller").

                                    RECITALS

        WHEREAS, Seller designs, develops, markets and sells the Products (as hereinafter defined) and provides support and maintenance services in connection therewith (the "Business"); and

        WHEREAS, Seller desires to sell and Buyer desires to purchase certain of the assets of Seller utilized in the Business on the terms and subject to the conditions of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

        1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

        "FF&E" shall mean (i) office equipment used solely by the Transferred Employees, (ii) office furniture located at the Real Estate, and (iii) all equipment, including data center computers and equipment, used solely in the development and manufacture of the Products.

        "Intellectual Property Rights" shall have the meaning set forth in the Technology Agreement.

        "Inventory" shall mean all inventories of raw material, work in process, finished goods, spare parts and replacement and component parts related solely to the Products, wherever located, including finished goods delivered to customers awaiting acceptance, and related replacement and component parts at customer sites.

        "knowledge" shall mean, as it relates to Seller, the actual knowledge of Bob Bishop, Kenneth Coleman, Betsy Rafael, Jorge Helmer and Sandra Escher, without investigation.

        "Material Adverse Effect" means a material adverse effect on the results of operations, financial position, Assets or prospects of the Business, and "Material Adverse Change" means any change that has resulted, will result or is likely to result in a Material Adverse Effect.

        "Permits" shall mean all franchises, permits, licenses, qualifications, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any governmental authority of any jurisdiction worldwide relating to the conduct of the Business.

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        "Products" shall mean the existing product lines for the CRAY Y-MP, CRAY
C90, CRAY J90, CRAY T3D, CRAY T3E, CRAY T90, CRAY SV1, and future CRAY SV2 computers.

        "Subsidiary" means, as to Buyer or Seller, as the case may be, any corporation, limited liability company, association or other business entity in which Buyer or Seller, as the case may be, or one or more of its Subsidiaries, or Buyer or Seller, as the case may be, and one or more of its Subsidiaries, owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by Buyer or Seller, as the case may be, or one or more of its Subsidiaries, or Buyer or Seller, as the case may be, and one or more of its Subsidiaries.

        2. PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

        2.1 Generally. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, convey and deliver (or cause its Subsidiaries to sell, transfer, convey and deliver) to Buyer (or to Buyer's Subsidiaries as Buyer may direct), and Buyer agrees to purchase (or cause its Subsidiaries to purchase) from Seller (or Seller's Subsidiaries), on and as of the Closing Date (as defined in Section 5 hereof), all of the Assets (as defined below) other than the Excluded Assets (as defined in Section 2.2 hereof). The Assets shall be defined as the following:

               (a) The following facilities of Seller located in Chippewa Falls,
        Wisconsin: (i) the real property located at 1050 Lowater Road as legally described in Schedule 2.1(a), (ii) the real property located at 1100 Lowater Road as legally described in Schedule 2.1(a), and (iii) the real property located at 1000 Halbleib Road as legally described in Schedule 2.1(a) (collectively, the "Real Estate"), and all buildings, structures, installations, fixtures and other improvements situated thereon and all easements, rights of way and other rights, interests and appurtenances of Seller therein or thereunto pertaining (hereinafter collectively referred to as the "Facilities");

               (b) All FF&E existing as of the Closing Date, including without limitation the FF&E listed on Schedule 2.1(b), other than any FF&E disposed of pursuant to Section 12.2(b) after the date hereof;

               (c) All rights of Seller under any warranty or guarantee by any manufacturer, supplier or other transferor of any of the Assets;

               (d) All Inventory, including without limitation the Inventory reflected in the

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        Closing Balance Sheet (as hereinafter defined);

               (e) All rights of Seller under the contracts and agreements related solely to the Products and identified on Schedule 2.1(e) prepared in accordance with Section 13.7 hereof (together, the "Contracts");

               (f) The Intellectual Property Rights of Seller to the extent, but only to the extent, assigned to Buyer in the Technology Agreement;

               (g) All vendor lists, advertising materials, catalogs, product brochures, mailing lists and distribution lists of Seller related solely to the Products;

               (h) The Permits existing as of the Closing Date of Seller related solely to the Products, Offered Employees and other Assets described herein, but only to the extent their transfer is permitted by applicable law;

               (i) All rights to the names "Cray," "Cray Research" and derivatives thereof to the extent owned or controlled by the Seller, the URL "Cray.com" and any goodwill associated therewith;

               (j) All causes of action and other similar rights of Seller relating solely to the Products and the other Assets described herein, including without limitation all such items listed on Schedule 2.1(j);

               (k) The prepaid and deferred items of Seller relating solely to the Business to the extent reflected in the Closing Balance Sheet; and

               (l) All records relating solely to the Products and the other Assets described herein, including without limitation financial, accounting and credit records, correspondence, budgets, engineering and plant records and other similar documents and records, but excluding any records relating to income, sales, use, property, and other taxes payable by Seller (the "Books and Records").

The Assets will be transferred by Seller to Buyer in accordance with this Agreement free and clear of all liens, security interests or encumbrances, other than (i) liens for real property and personal property taxes not yet delinquent and installments of special assessments not yet delinquent, and (ii) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein which do not materially and adversely interfere with the current use and operation of the Facilities or require the payment of any taxes, assessments or other amounts in connection therewith (collectively, the "Permitted Encumbrances").

        2.2 Excluded Assets. Notwithstanding the forgoing, the following property and assets are excluded from sale to Buyer (the "Excluded Assets"):

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                (a) Seller's rights under this Agreement or any other documents or agreements delivered to or received by Seller in connection herewith;

                (b) The existing telephone system, except for any items listed on Schedule 2.1(b);

                (c) Any office equipment or furniture not owned by Seller;

                (d) All desktop computer, server and network equipment not listed on Schedule 2.1(b);

                (e) All software, including without limitation any software running on any desktop computer, server or network equipment listed on
        Schedule 2.1(b), except to the extent specifically assigned or licensed in the Technology Agreement or listed on Schedule 2.1(b);

                (f) All prepaid value added taxes and other tax credits, and any rights to any refund of taxes;

                (g) All employment records of Seller relating to the Transferred Employees (as hereinafter defined); and

                (h) The other assets set forth on Schedule 2.2(h) hereto.

        2.3 Assumption of Liabilities. Except as hereinafter specifically provided in this Agreement, Buyer shall not assume any liabilities or obligations of Seller and Seller shall be solely liable for all liabilities and obligations arising from or in connection with ownership of the Assets or operation of the Business prior to the Closing Date, whether or not reflected in its books and records. Subject to the conditions of this Agreement, on the Closing Date Buyer shall assume the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

                (a) Obligations of Seller under the Contracts;

                (b) Employment and benefit obligations of Seller in the manner and only to the extent provided in Section 6 hereof;

                (c) All (i) product liability claims (including, without limitation, claims for bodily injury, damage to property and loss of use thereof and economic damage of any kind) relating to the Products, and
        (ii) all warranty obligations and obligations for service and support for the Products, in the case of both clauses (i) and (ii), whether such Products were manufactured or delivered prior to or after the Closing Date;

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               (d) All liabilities and obligations arising from or in connection with the ownership of the Assets or operation of the Business after the Closing Date; and

               (e) Any other liabilities or obligations to the extent reflected in the Closing Balance Sheet.

        3. PURCHASE PRICE

        3.1 Generally. The purchase price for the Assets (the "Purchase Price") shall be (a) 1,000,000 shares of unregistered common stock of Buyer (the "Shares"), plus (b) an amount equal to the sum of: (i) $25,000,000 plus (ii) the amount of Seller's net book value, as of the Closing Date, of the Assets described in Section 2.1, less Seller's reserve for warranty items and other liabilities described in Section 2.3 ("Net Asset Value"), all as reflected in the Closing Balance Sheet giving effect to any prorations in Section 7 hereof, plus (iii) if the average per share last sales price of Buyer's common stock on the Nasdaq National Market, as reported by Nasdaq, for the 10 consecutive trading days immediately preceding the day that is one trading day prior to the Closing Date (the "Per Share Price") is less than $10.00 per share, an amount equal to (A) the absolute difference between the Per Share Price and $10.00 multiplied by (B) 1,000,000 (the "Additional Share Consideration").

               (a) On or before the day before the Closing Date Seller shall prepare and transmit to Buyer a closing statement that sets forth Seller's good faith estimate of the Net Asset Value as of the Closing Date. The estimated Net Asset Value, plus $20,000,000, plus the Additional Share Consideration, if any, shall be referred to herein as the "Initial Purchase Price."

               (b) A balance sheet (the "Closing Balance Sheet") as of the Closing Date shall be prepared and delivered pursuant to Section 4 that sets forth the definitive calculation of the Net Asset Value. Any differences between the Net Asset Value so determined and the estimated Net Asset Value described in Section 3.1(a) is referred to as the "Net Asset Value Adjustment."

        3.2 Payment of Purchase Price. The Purchase Price shall be payable as follows:

               (a) On the date hereof, Buyer shall deposit with Seller the sum of $5,000,000 as a deposit on the Purchase Price (the "Deposit"). The Deposit shall be held in an interest bearing account pursuant to an escrow agreement dated as of even date herewith (the "Escrow Agreement").

               (b) At the Closing (as hereinafter defined), Buyer shall deliver a stock certificate or certificates representing the Shares registered in the name of Seller or as directed by Seller in writing at least three business days prior to the Closing Date.


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               (c) At the Closing, Seller shall receive the principal amount of the Deposit and the Buyer shall receive the interest thereon.

               (d) At the Closing, Buyer shall pay to Seller $10,000,000 by wire transfer of immediately available funds to such account or accounts as shall be specified by Seller.

               (e) At the Closing, Buyer shall deliver to Seller a promissory note of Buyer in a principal amount equal to the Initial Purchase Price less $15,000,000 in the form of Exhibit A hereto (the "Promissory Note"). The Promissory Note shall be non-interest bearing, shall be payable in three (3) equal quarterly installments commencing three (3) months after the Closing Date, each in an amount equal to one-third of the original principal amount of the Promissory Note, may be prepaid at any time without penalty and shall be secured by a right of offset by Seller against any amounts payable by Seller under the Contract Services Agreement (as hereinafter defined). The principal amount of the Note shall be increased or decreased, as the case may be, by the amount of the Net Asset Value Adjustment promptly after such amount is determined. Following any adjustment in the principal amount of the Promissory Note, Buyer will issue a new Promissory Note in such adjusted principal amount to Seller in exchange for the original Promissory Note, and the remaining quarterly payments provided in Section 1.1 of the Promissory Note shall be adjusted proportionally.

               (f) On the date which is nine months after the Closing Date, Buyer shall pay to Seller $5,000,000 by wire transfer of immediately available funds to such account or accounts as shall be specified by the Seller; provided, that if on or before such date the Buyer has paid the Promissory Note in full, then Buyer shall not be required to make the payment required by this Section 3.2(f), and the Purchase Price shall be reduced by such amount. If Buyer fails to make the payment required by this Section 3.2(f) when due, such payment shall thereafter bear interest at the rate per annum equal to the lesser of (i) 18% or (ii) the maximum rate allowed by applicable law.

        3.3 Allocation of Purchase Price. For tax purposes only, the Purchase Price shall be allocated among the Assets in accordance with Schedule 3.3 to be prepared by Buyer and Seller at or before Closing in accordance with Internal Revenue Code ss. 1060. Buyer and Seller agree to report the sale of the Assets for tax purposes in accordance with such allocation.

        4. NET ASSET VALUE DETERMINATION

        4.1. Net Asset Categories. Within five (5) business days after the date of this Agreement, Buyer and Seller shall agree to the provisions of Schedule
4.1 detailing the

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

        adjustments to be made to the categories on the Current Balance
        Sheet (as hereinafter defined), in determining the Net Asset Value as of the Closing Date (as hereinafter defined). If after five (5) business days Buyer and Seller are unable to agree to such adjustments, then either party may terminate this Agreement by notice to the other, in which case the Deposit shall be returned to Buyer. It is the present intention of the parties that the deferred service revenue accrued for the first twelve (12) months following the Closing Date shall not be included as a liability for this purpose, and shall be dealt with as provided in the Service Contract Agreement.

        4.2 Procedures.

               (a) The Net Asset Value, except to the extent specifically limited in this Section 4, shall be determined in accordance with generally accepted accounting principles applied on a basis consistent with past practices and the procedures and assumptions used in the preparation of the audited financial statements of the Seller and the Current Balance Sheet, and giving effect to the prorations set forth in
        Section 7 hereof.

               (b) Within thirty (30) days after the Closing Date, Seller shall prepare the Closing Balance Sheet and a calculation of Net Asset Value. In preparing the Closing Balance Sheet, Seller shall work with and keep Buyer and Buyer's auditors regularly informed.

               (c) After Seller has prepared the Closing Balance Sheet, Seller will provide a copy along with its calculation of Net Asset Value to Buyer and Buyer's auditors. Buyer's auditors shall audit the Closing Balance Sheet and deliver a copy thereof, along with their calculation of Net Asset Value to Buyer and Seller. If either party disagrees with such audited Closing Balance Sheet and determination of the Net Asset Value, such party shall deliver written notice thereof (an "Objection Notice") to the other party within ten (10) days after receipt of the audited Closing Balance Sheet and calculation of Net Asset Value. If neither party so delivers an Objection Notice, then the audited Closing Balance Sheet and determination of Net Asset Value shall be binding on Seller and Buyer. Buyer and Seller shall make a good faith effort to resolve any dispute within ten (10) business days. To the extent that the parties do not reach agreement, Seller and Buyer shall submit the dispute to "big five" public accounting firm (other than Buyer's auditors and Seller's auditors) jointly selected by the Seller and the Buyer (the "Independent Auditor"); if the parties cannot so jointly select the Independent Auditor within five (5) business days after the expiration of the ten (10) day period referred to above, the Buyer and the Seller each may exclude one of the remaining "big five" firms and the remaining firm shall be the Independent Auditor.

               (d) Seller and Buyer shall use their respective best efforts to cause the

        Independent Auditor to resolve all disagreements concerning the Net Asset Value as soon as practicable, but in any event shall direct the Independent Auditor to render a determination within 30 days of its retention. The Independent Auditor shall consider only those items and amounts in the Net Asset Value which are identified in the Objection Notice as being items which Seller and Buyer are unable to resolve. In resolving any disputed item, the Independent Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Auditor's determination will not be based on an independent review, but will instead be based solely on written representations by Seller and Buyer and on the definition of Net Asset Value included herein. The determination of the Independent Auditor will be conclusive and binding upon the Seller and the Buyer. The fees and expenses of the Independent Auditor shall be borne equally by the Buyer and the Seller.

        5. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Faegre & Benson LLP, Minneapolis, Minnesota, at 11 a.m. on March 31, 2000, or such other date as Buyer and Seller may mutually agree (the "Closing Date"). At the Closing (a) Buyer shall (i) pay to Seller the Initial Purchase Price as specified in Section
3.2 hereof, (ii) deliver to Seller the various agreements, certificates, instruments and documents referred to in Section 15 hereof and (iii) deliver to Seller such assumptions of the Assumed Liabilities as Seller may reasonably request to evidence the assumption by Buyer of the Assumed Liabilities, and (b) Seller shall (i) deliver to Buyer the deeds (in the form required by Section 14.5), bills of sale, assignments and other documents of transfer reasonably required to transfer to Buyer the interest of Seller in the Assets described in
Section 2.1 hereof, (ii) deliver to Buyer the various agreements, certificates, instruments and documents referred to in Section 14 hereof.

        6. LABOR AND EMPLOYMENT MATTERS

        6.1 Offers of Employment.

               (a) Buyer will offer, subject to the closing of the transaction contemplated by this Agreement, regular employment to each employee of Seller listed on Schedule 6.1 (the "Offered Employees"), effective as of the Employee Transfer Date (as defined below) with compensation reasonably equivalent to the compensation of such Offered Employee in effect immediately preceding the relevant Employee Transfer Date for such Offered Employee and with the benefits which Buyer generally provides to its employees with comparable positions and tenure; provided that Buyer may elect not to make offers to up to five (5) Offered Employees who are not members of senior management.

               (b) "Employee Transfer Date" means (i) in respect of those Transferred Employees (as hereinafter defined) who are on a medical leave of absence from Seller on the Closing Date, the first business day on which any such Transferred Employee (A) is capable of returning to work at Seller full-time, such capability to be evidenced by a medical release delivered to Seller, with a copy to Buyer, pursuant to Seller's medical leave of absence policy, and (B) is capable of performing the essential functions of the position to which such Transferred Employee is returning at Seller, with or without reasonable accommodation; provided, however, that, in the event that both of the foregoing conditions are not satisfied by September 30, 2000 with respect to any Transferred Employee on such a medical leave of absence, such employee shall not be a Transferred Employee and the provisions of this Agreement with respect to Transferred Employees shall not be applicable to such employee; and
        (ii) in respect of those Transferred Employees who are not subject to clause (i) of this definition of Employee Transfer Date, the first day after the Closing Date.

               (c) Buyer and Seller will cooperate in any consultations or other actions required with worker councils or other similar entities involved in employment matters in jurisdictions outside the Untied States in connection with the termination by Seller, or the hiring by Buyer, of Employees in such jurisdictions. If any Transferred Employees cannot be terminated by Seller and hired by Buyer as of the Closing Date under the laws of any such foreign jurisdiction, Buyer and Seller will cooperate in effecting such transfer as soon as possible after the Closing Date.

        6.2 Offered Employees.

               (a) Seller shall continue to employ each of the Offered Employees until the Employee Transfer Date for such employee except for any such employee who, at any time prior to the Closing Date (i) is terminated for cause, (ii) voluntarily resigns, (iii) retires, or (iv) dies.

               (b) Subject to the consummation of the transactions contemplated by this Agreement, Buyer shall hire all Offered Employees who accept Buyer's offer of employment (the "Transferred Employees") in accordance with the terms of such offers and of this Agreement effective as of the Employee Transfer Date for each such Offered Employee; provided that such employment shall be "at will" (subject to the provisions of Section 6.3(f) hereof).

        6.3 Transferred Employees.

               (a) Each of the Transferred Employees shall cease to accrue benefits under Seller's Plans (as hereinafter defined) as of the relevant Employee Transfer Date for such employee. However, Seller shall continue the medical coverage of each Transferred Employee (and his/her dependents, if applicable) under the group health plan of Seller through the end of the month following the month of the Closing Date. Buyer shall establish a group health plan by the date coverage ends under the group health plan of Seller. Buyer shall reimburse Seller for all costs incurred by Seller in connection with maintaining such medical coverage of each Transferred Employee for said period within thirty (30) days following Seller's written demand therefor, and shall indemnify, defend and hold Seller harmless against any and all claims by the Transferred Employees with respect to such medical coverage arising after the Closing Date. For purposes of health continuation coverage under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or state law ("continuation coverage"), the continuation period shall commence on the last day of the month following the Closing Date, and the Seller shall be responsible for providing continuation coverage with respect to any "qualifying event" (within the meaning of Section 4980B(f)(3) of the Code) occurring on or before such date.

               (b) Each of the Transferred Employees shall be eligible to participate in, and benefits shall accrue under, Buyer's employee benefit plans from the relevant Employee Transfer Date for such employee in accordance with the terms of such employee benefit plans of Buyer. Notwithstanding anything to the contrary in this Agreement, Buyer is not assuming any obligation whatsoever with respect to any options to purchase Seller's securities held by the Transferred Employees.

               (c) For the purpose of determining the participation and vesting of a Transferred Employee under Buyer's employee benefit plans, his or her period of employment shall include employment with Seller. Buyer shall not impose any waiting periods or preexisting condition exclusion under Buyer's employee benefit plans with respect to any Transferred Employee.

               (d) Buyer will allow those Transferred Employees who have accrued up to 80 hours (or such greater amount required to be transferred by the laws of the jurisdiction in which such employee is located) of banked or outstanding vacation pay in respect of the period prior to the relevant Employee Transfer Date, to use such banked or outstanding vacation pay after the Closing Date at Buyer's expense on the terms and conditions as are provided for in Buyer's employee benefits plan relating to vacation pay. Seller will pay within thirty (30) days after the Closing Date to those Transferred Employees who have accrued more than 80 hours (or such greater amount required to be transferred by the laws of the jurisdiction in which such employee is located) of accrued vacation, an amount equal to the value of the accrued vacation in excess of 80 hours (or such greater amount required to be transferred by the laws of the jurisdiction in which such employee is located).

               (e) Any Transferred Employee who is on vacation or on leave of absence at the Closing Date shall be deemed for the purpose of participation in Seller's Plans and Buyer's employee benefit plans to have actively reported for work with Buyer as of the first day after the Closing Date. Buyer shall count the remaining period of such vacation or leave of absence toward any waiting period or other service-based eligibility requirement under any of Buyer's employee benefit plans.

               (f) For a period of one year from the Closing Date, Buyer agrees to provide the severance benefits described on Schedule 6.3(f) (the "Severance Benefits") to any Transferred Employee who is employed in the United States and covered by the severance benefits provided by Seller and provide similar severance benefits to Transferred Employees in foreign jurisdictions.

        7. PRORATIONS. Utility charges, rents under assumed leases, real and personal property taxes, payments under any current development contracts and other similar obligations to or from third parties shall be prorated between Seller and Buyer as of the close of business on the Closing Date. Property taxes shall be prorated based upon the actual 2000 taxes, if known; otherwise on the current assessed value times the latest mill rate. Installments of special assessments shall be prorated based upon the year in which assessments are due and payable, determined in accordance with local law.

        8. OTHER AGREEMENTS. On the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer and Seller will execute and deliver (i) the Promissory Note, (ii) a Technology Agreement in the form of Exhibit B (the "Technology Agreement"), (iii) a Transition Services Agreement in the form of Exhibit C (the "Transition Services Agreement"), (iv) a Services Contract Agreement in the form of Exhibit D (the "Services Contract Agreement"), and (v) a Registration Rights Agreement in the form of Exhibit E (the "Registration Rights Agreement"). This Agreement, together with the Escrow Agreement, the Promissory Note, the Technology Agreement, the Transition Services Agreement, the Services Contract Agreement and the Registration Rights Agreement are collectively referred to as the "Transaction Documents."

        9. TITLE EXAMINATION

        9.1 Delivery of Commitments. Within twenty (20) days after mutual execution of this Agreement, Seller shall, at its expense, cause to be prepared and delivered to Buyer commitments for American Land Title Association ("ALTA") Owner's Policy Form B-1992 title insurance policies by Chicago Title Insurance Company covering the Real Estate and showing its willingness to issue title insurance on the Real Estate, in form reasonably acceptable to Buyer, together with full, legible copies of all exceptions shown in such commitments. Buyer shall pay the premium for the policies if it elects to purchase title insurance.

        9.2 Survey. Within twenty (20) days after the execution of this Agreement, Seller shall, at its expense, furnish Buyer with current, accurate surveys of the Real Estate, showing access, and the location of all points and lines referred to in the legal description, and the location and dimension of all easements, buildings, and improvements, together with the legal description of said real estate, certified to Buyer and to Chicago Title Insurance Company by a registered land surveyor acceptable to Buyer and to said title insurance company, and otherwise in a form acceptable to Buyer and to said title insurance company. The surveys will be in sufficient detail to provide the basis for an ALTA extended coverage owner's policy of title insurance without boundary, encroachment, or survey exceptions.

        9.3 Title Objections. Buyer shall examine the commitment and exception documents provided pursuant to Section 9.1 and the surveys provided pursuant to
Section 9.2 hereof, and shall be allowed five (5) business days after receipt of the last thereof to notify Seller in writing of any objections to the legal descriptions of the Real Estate or any exceptions shown in such commitments or to such surveys. If any such objections are made, Seller shall use reasonable efforts to cure such objections prior to Closing. In the event Seller is unable to cure such objections, then Buyer shall have the right and option to terminate this Agreement (in which case the Deposit will be promptly returned to Buyer), or to waive its objections.

        9.4 Investigations of Real Estate. Prior to Closing, Buyer shall have the right to investigate the suitability and condition of the Facilities and Real Estate. Buyer, its agents and contractors shall have the right, at reasonable times and upon reasonable notice, to enter the Facilities and Real Estate at Buyer's expense to perform reasonable tests, inspections and feasibility studies on the Facilities and Real Estate as Buyer may deem necessary. Buyer shall indemnify and hold Seller harmless from any liability or damage arising from such access. If Buyer determines that it is not satisfied with the suitability and condition of the Facilities and the Real Estate, Buyer may, at any time on or before March 23, 2000, terminate this Agreement by giving written notice to Seller (in which case the Deposit shall be promptly returned to Buyer). If Buyer does not notify Seller that it is terminating this Agreement on or before March 23, 2000, then the conditions in this Section 9.4 shall be deemed waived.

        9.5 Environmental Assessment Report. Seller shall cooperate with Buyer in Buyer's obtaining, at Buyer's expense, of a current "level one" or "phase one" environmental site assessment report prepared in accordance with ASTM E 1527 (1997) standards on the Real Estate from a qualified environmental firm selected by Buyer and acceptable to Seller (who shall not unreasonably disapprove such selection). Buyer shall promptly provide a copy of all such reports to Seller.

        9.6 HazCon Survey. Seller shall cooperate with Buyer in Buyer's obtaining, at Buyer's expense, of a current asbestos and other hazardous substance identification survey of the Facilities in accordance with federal and state OSHA requirements performed by a certified industrial hygienist (or person with equivalent qualifications) selected by Buyer and acceptable to Seller (who shall not unreasonably disapprove such selection), addressing the potential presence of any asbestos and other Hazardous Substances in the Facilities. Buyer shall promptly provide a copy of all such reports to Seller.

        10. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer that, except as set forth in the disclosure schedules accompanying this Agreement:

        10.1 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

        10.2 Qualification to do Business. Schedule 10.2 lists each state or other jurisdiction in which, to Seller's knowledge, the Business as currently conducted, whether though the presence of employees, the ownership or lease of real property, the presence of Assets or otherwise, would require the qualification to do business in such state or other jurisdiction.

        10.3 Corporate Power. Seller has the corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

        10.4 Corporate Authorization. The execution and delivery by Seller of the Transaction Documents and the other agreements, documents and instruments contemplated hereby, and the consummation of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly and validly executed and delivered by Seller. The Transaction Documents and all other instruments required hereby to be executed and delivered by Seller are, or when delivered will be, duly and validly executed and delivered and will be valid and binding obligations of Seller, enforceable in accordance with their respective terms.

        10.5 Conflicting Agreements. Except as set forth in Schedule 10.5, the execution and delivery by Seller of the Transaction Documents and the other agreements, documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, and the performance or observance by the Seller of any of the terms or conditions hereof or thereof, will not conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, or result in the creation of any lien or other encumbrance on any of the Assets pursuant to, the Articles of Incorporation or By-Laws of Seller, any award of any arbitrator, or any indenture, contract or agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which Seller or the Assets is subject.

        10.6 Consents and Approvals. Except pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), WARN, and the laws and regulations of any foreign country or jurisdiction, and except as set forth in
Schedule 10.6, no filing or registration with, or any consent, approval or authorization of, any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required to be made or obtained by Seller for the consummation of the transactions described in this Agreement by Seller.

        10.7 Actions, Suits, Proceedings. Except as set forth in Schedule 10.7, there are no requests, notices, investigations, claims, demands, actions, suits or other legal or administrative proceedings pending or, to the knowledge of Seller, threatened against Seller or any of its property in any court or before any federal, state, municipal or other governmental agency which, (a) if decided adversely to Seller, would have a Material Adverse Effect, (b) seek to restrain or prohibit the transactions contemplated by this Agreement or obtain any damages in connection therewith, or (c) in any way call into question the validity of the Transaction Documents; nor is Seller in default with respect to any order of any court or governmental agency entered against it in respect of the Business or the Assets. Seller has not received notice of the initiation of any condemnation proceeding with respect to the Real Estate, or offer or sale in lieu thereof, or any judgments, orders, decrees, stipulations, settlement agreements, liens or injunctions relating in any way to the Real Estate, which have not been wholly and completely settled, complied with and discharged. To the knowledge of Seller, there is no plan, study or effort by any governmental authority or agency which in any way affects or would affect the present use or zoning of the Real Estate, nor any existing, proposed or contemplated plan to widen, modify or realign any street or highway adjoining the Real Estate.

        10.8 No Material Violations. Except as set forth in Schedule 10.8, Seller is not in violation of any applicable law, rule or regulation relating to the Business or any of the Assets, other than violations which singly or in the aggregate, do not, and, with the passage of time, will not, have a Material Adverse Effect. There are no requests, notices, investigations, claims, demands, actions, administrative proceedings, hearings or other governmental claims or proceedings against Seller alleging or investigating the existence of any such violation. Seller is not subject to any outstanding order, writ, injunction or decree which materially and adversely affects the Business or the operations, financial condition or prospects of the Business, and Seller has not been charged with, or threatened with a charge of, a violation of any provision of federal, state or local law or regulation pertaining to the Business. Seller has provided to Buyer copies of all written field inspection reports in its possession pertaining to the Business submitted to Seller by governmental authorities in January 1, 1995.

        10.9 Environmental Matters. Except as set forth on Schedule 10.9:

               (a) With respect to the operation of the Business, Seller is and has been in compliance in all material respects with all applicable Environmental Laws, including without limitation, the possession of all material permits, licenses and authorizations required under applicable Environmental Laws (collectively "Environmental Permits"), and compliance with their terms and conditions. Seller has made all reports and given all notices required by Environmental Laws with respect to the Business, copies of which have been delivered to Buyer. All Environmental Permits necessary for the operation of the Business under Environmental Laws are listed on
        Schedule 10.14.

               (b) To the knowledge of Seller, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no Hazardous Substances are now present, in, on, or under the Real Estate except for (i) quantities stored or used by the Seller in the ordinary course of its business and in compliance with all applicable Environmental Laws and (ii) in such forms or quantities as do not create any liability or obligation under the common law or any Environmental Law or reduce the value of the Real Estate.

               (c) To the knowledge of Seller, there are not now and never have been any underground or aboveground storage tanks or other containment facilities of any kind on the Real Estate which contain or ever did contain any Hazardous Substances.

               (d) The Real Estate is not and never has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

               (e) Seller has delivered to Buyer true and complete copies of all reports, authorizations, permits, licenses, disclosures and other documents in its possession, custody or control describing or relating in any way to the Real Estate which describe, mention or discuss the status thereof with respect to any Environmental Law.

               (f) For purposes of this Agreement,

                        (i) "Environmental Laws" means the Comprehensive
                Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1201 et seq., the Clean Water Act, 33 U.S.C. Section 1321 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources or the environment; and

                        (ii) "Hazardous Substance" means any pollutant,
                contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law;

                        (iii) "RCRA Hazardous Waste" means a hazardous waste, as
                that term is defined in and pursuant to the Resource Conservation and Recovery

                Act, 42 U.S.C. Section 6901 et seq..

        10.10 Employees. Schedule 10.10 hereto lists all employees of Seller at the date hereof engaged in operation of the Business and in the case of each such employee sets forth the position, level of compensation, earned and accrued vacation, date of employment, and years of employment recognized for determining eligibility for participation in, and vesting and credited service under the plans described in Schedule 10.11. Schedule 10.10 identifies all such employee currently on medical leave of absence and, to the extent known, their expected return dates.

        10.11 Employee Plans. Set forth on Schedule 10.11 is a list of all pension, profit sharing, retirement, stock purchase, stock option, bonus, incentive compensation and deferred compensation plans, all life, health, dental, accident or disability plans, workers' compensation and other insurance plans, all severance or separation plans, and any other employee benefit plans, practices, policies or arrangements of any kind, whether written or oral, which are maintained by Seller for the benefit of (or under which Seller has any obligations, whether absolute or contingent, to) any of its employees engaged in the Business, including but not limited to any "employee benefit plan" which is subject to the Employee Retirement Income Security Act of 1974 ("ERISA") (hereinafter collectively referred to as "Seller's Plans"). Seller has never maintained or contributed to, or been obligated to contribute to, any defined benefit pension plan, including a multiemployer pension plan or a cash balance pension plan, which could result in any liability to the Buyer.

        10.12 Title to and Condition of Real Estate. Schedule 2.1(a) hereto correctly identifies the Real Estate. Seller owns the Real Estate in fee simple, free and clear of all mortgages, liens and encumbrances other than Permitted Encumbrances. To Seller's knowledge, there are no material structural defects in any of the Facilities. To Seller's knowledge, there are no special assessments affecting the Real Estate. To Seller's knowledge, there are no leases affecting the Real Estate.

        10.13 Title to and Condition of Personal Property. Seller has good and marketable title to all personal property included in the Assets, free and clear of all mortgages, liens, pledges, charges and encumbrances, other than Permitted Encumbrances. To Seller's knowledge, all FF&E and Inventory is in a good state of maintenance and repair, ordinary wear and tear excepted.

        10.14 Licenses and Permits. Schedule 10.14 hereto correctly describes all Permits granted to or by Seller which relate solely to the Assets or the Products. To its knowledge, Seller has all Permits required by law or otherwise necessary for the proper operation of the Business. All Permits granted to Seller are in full force and effect, and no action to terminate, withdraw, not renew or materially limit or otherwise change any such license or permit is pending or has been threatened by any governmental agency or other party.

        10.15 Brokers and Finders. Seller has not retained or engaged any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement, and Seller shall indemnify and hold Buyer harmless from any claims of any party purportedly acting on behalf of Seller.

        10.16 Certification of Nonforeign Status. Seller warrants that Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and that such warranty will be true as of the Closing Date.

        10.17 Status of Contracts. Each of the Contracts is valid, binding and enforceable by Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer and conveyance and similar laws affecting creditors rights, and general principles of equity) and is in full force and effect. To the knowledge of Seller, except as noted on Schedule 10.17, no party is in default under any Contract and, to the knowledge of Seller, no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default under any Contract.

        10.18 Current Balance Sheet. Seller has previously furnished to Buyer an unaudited statement of the assets and liabilities of the Business as of December 31, 1999 (the "Current Balance Sheet"). To the knowledge of Seller, the Current Balance Sheet presents fairly the financial position of the Business as of date indicated and has been prepared on a basis consistent with the audited financial statements of Seller.

        10.19 Absence of Certain Changes or Events. Since the date of the Current Balance Sheet, except as set forth in Schedule 10.19, there has not been:

               (a) Any Material Adverse Change;

               (b) Any damage, destruction or casualty loss, whether insured against or not, to any of the Assets;

               (c) Any increase in the rate or terms of compensation payable or to become payable by Seller to its officers or key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

               (d) Any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by Seller, which is material to the results of operations, financial condition or prospects of the Business, except agreements, commitments or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

               (e) Any conduct of the Business which is outside the ordinary course of business or not substantially in the manner that Seller previously conducted the Business;

               (f) Any purchase or other acquisition of property, any sale, lease or other disposition of property, or any expenditure, pertaining to the Business except in the ordinary course of business;

               (g) Any incurrence of any noncontract liability which, either singly or in the aggregate, is material to the results of operations, financial condition or prospects of the Business;

               (h) Any encumbrance or consent to encumbrance of any Assets except in the ordinary course of business; or

               (i) Any change in the Assets or liabilities of Seller pertaining to the Business, or in any agreement to which Seller is a party or is bound pertaining to the Business, which has had or reasonably could be expected to have a Material Adverse Effect.

        10.20 Intellectual Property Rights. To the knowledge of Seller, Seller has not received any written notice of infringement or misappropriation by the Seller of any Intellectual Property Rights of any other individual or entity.

        10.21 Books and Records. To the knowledge of Seller, the Books and Records are complete and accurate in all material respects, and there have been no transactions involving the Business which properly should have been set forth therein and which have not been accurately so set forth.

        10.22 Inventories. The Inventory reflected on the Current Balance Sheet or thereafter acquired are all items of a quality usable or saleable in the ordinary and usual course of Seller's business, except for inventory items that are obsolete or not usable or saleable in the ordinary course of business and that have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided.

        10.23 Reliance. Seller recognizes and agrees that, notwithstanding any investigation by Buyer, Buyer is relying upon the representations and warranties made by Seller in this Agreement.

        10.24 Accuracy of Representations and Warranties. None of the representations or warranties of Seller set forth herein contain any untrue statement of any material fact or omit or misstate a material fact necessary to make the statements contained in this Agreement, taken as a whole, not misleading.

        10.25 Limitation of Warranties. Except for the express representations and warranties made by Seller set forth in this Section 10, no further representation or warranty is made concerning the Assets or the Business, all of which are being accepted, except for the express warranties set forth in this
Section 10, "AS IS AND WHERE IS" by Buyer as of the Closing. EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, SELLER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE ASSETS, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF FITNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, no claims relating to the subject matter of this Agreement may be brought by Buyer against any director, officer or employee of Seller in his or her individual capacity.

        11. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

        11.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and Buyer has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and proposed to be conducted.

        11.2 Corporate Power. Buyer has the corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

        11.3 Corporate Authorization. The execution and delivery by Buyer of the Transaction Documents and the other agreements, documents and instruments contemplated hereby, and the consummation of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly and validly executed and delivered by Buyer. The Transaction Documents and all other instruments required hereby to be executed and delivered by Buyer are, or when delivered will be duly and validly executed and delivered and will be valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

        11.4 Conflicting Agreements. The execution and delivery by Buyer of the Transaction Documents and the other agreements, documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, and the performance or observance by the Buyer of any of the terms or conditions hereof or thereof, will not conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, the Articles of Incorporation or By-Laws of Buyer, any award of any arbitrator, or any indenture, contract or agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which Buyer is subject.

        11.5 Consents and Approvals. Except pursuant to the HSR Act and the laws and regulations of any foreign country or jurisdiction, and except as set forth in Schedule 11.5, no filing or registration with, or any consent, approval or authorization of, any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required to be obtained or made by Buyer for the consummation of the transactions described in this Agreement by Buyer.

        11.6 Financial Information. Prior to Closing, the Buyer will furnish Seller a consolidated balance sheet, a statement of income and retained earnings and statement of cash flows of Buyer and its subsidiaries for the fiscal year ended December 31, 1999, certified by Deloitte & Touche LLP, independent certified public accountants. Said financial statements will fairly present the financial condition of the Buyer and its subsidiaries at the dates thereof and the results of operations of the Buyer and its subsidiaries for the periods indicated, all in conformity with generally accepted accounting principals consistently followed through the periods involved.

        11.7 Capital Stock. The authorized capital stock of Buyer consists of 50,000,000 shares of Common Stock, par value $.01 per share ("Buyer Common Stock") of which, as of February 23, 2000, 31,498,223 shares were issued and outstanding, and 5,000,000 shares of Preferred Stock, par value $.01 per share, of which, as of February 23, 2000, no shares were issued and outstanding. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and are validly issued, fully-paid, non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of Buyer or any agreement to which Buyer is a party or by which it is bound. There are no voting trusts or other agreements or understandings to which Buyer is a party with respect to the voting of the capital stock of Buyer. None of the shares of Buyer Common Stock have been issued in violation of any preemptive or other rights of Buyer's shareholders. The shares to be issued to Seller on the Closing Date will be duly authorized, validly issued, fully paid and non-assessable.

        11.8 Brokers and Finders. With the exception of the engagement of Salomon Smith Barney Inc. by Buyer, Buyer has not retained or engaged any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement, and Buyer shall indemnify and hold Seller harmless from any claims of any party purportedly acting on behalf of Buyer.

        12. COVENANTS OF SELLER

        12.1 Access to Properties, Books and Records. Prior to the Closing Date, Seller shall, at Buyer's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of Buyer reasonable access during normal business hours to all employees, properties, books and records relating to the Business and shall permit such persons, at Buyer's expense, to make copies of such books and records. Seller shall deliver to Buyer monthly financial statements of the Business promptly after they become available. Buyer shall treat, and shall cause all of its agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this
Section 12.1 as confidential in accordance with Section 22 hereof. No investigation by Buyer or any of its authorized representatives pursuant to this
Section 12.1 shall affect any representation, warranty or closing condition of any party hereto.

        12.2 Negative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of Buyer, prior to the Closing, Seller shall not:

               (a) Mortgage, pledge, otherwise encumber or subject to lien any of the Assets, or commit itself to do any of the foregoing, except for Permitted Encumbrances;

               (b) Except in the ordinary and usual course of the Business, dispose of, or agree to dispose of, any of the Assets or lease or license to others, or agree so to lease or license, any of the Assets;

               (c) Acquire any material assets for the Business other then assets acquired in the ordinary and usual course of its business and consistent with past practices;

               (d) Increase the wages, salaries, compensation and benefits payable, or to become payable by it, to any of the Offered Employees, including without limitation any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the date hereof or otherwise in the ordinary and usual course of its business;

               (e) Implement or agree to any implementation of or amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement pertaining to Offered Employees; or

               (f) Agree or commit to do any of the foregoing.

        12.3 Affirmative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of Buyer, prior to the Closing, Seller shall:

               (a) Operate the Business as presently operated and only in the ordinary course and consistent with past practices;

               (b) Advise Buyer in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any Material Adverse Change or any event, occurrence or circumstance which is likely to cause a Material Adverse Change in the Assets or the Business, whether prior to, at or after the Closing Date;

               (c) When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement material to the Business to which Seller is a party or by which it is bound, use its best efforts to obtain such consent on terms and conditions not materially less favorable than those in effect on the date hereof;

               (d) Use its best efforts to maintain all of the tangible Assets in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all steps reasonably necessary to maintain the intangible Assets;

               (e) Use its best efforts to retain all Offered Employees so that they will be available for employment by Buyer pursuant to the terms of this Agreement;

               (g) Maintain the Books and Records in accordance with past practices;

               (h) Pay and discharge all taxes, assessments, governmental charges and levies imposed upon it with respect to any of the Assets or the Business in all cases prior to the date on which penalties attach thereto; and

               (i) Comply with all laws, rules and regulations applicable to the Business.

        12.4 No Negotiations With Others. Except as otherwise permitted by this Agreement or with the prior written consent of Buyer, Seller shall refrain, and shall cause its officers, directors and employees and any investment banker, attorney, accountant or other agent retained by it to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the Assets. Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

        13. JOINT COVENANTS. Buyer and Seller covenant and agree that they will act in accordance with the following:

        13.1 HSR Act Filing. Seller and Buyer will each file within ten (10) days after the execution of this Agreement a "Notification and Report Form for Certain Mergers and

Acquisitions," and any additional information or documentary material, with the Pre-Merger Notification Office of the Federal Trade Commission and with the Antitrust Division of the United States Department of Justice as required by the HSR Act and rules promulgated thereunder, seeking to obtain Approval of the transactions described in this Agreement. The term "Approval" includes (i) a determination not to challenge the transactions, (ii) the denial of any request by such government agencies to enjoin or stay the transactions and the expiration of the time for any appeals therefrom, or (iii) the expiration of the applicable waiting period (without suit having been filed by government agencies to enjoin the transaction). Seller and Buyer shall take all actions reasonably necessary to obtain such Approval. Buyer and Seller shall use all reasonable efforts to obtain early termination of such review.

        13.2 Other Governmental Consents. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate governmental authorities all filings and all other requests for approval or waiver, if any, that are required from governmental authorities (including any foreign governments or jurisdictions) in connection with the transactions contemplated hereby, and the parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

        13.3 Best Efforts; No Inconsistent Action. Each party will use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the opposing parties set forth in Sections 14 or 15 of this Agreement; provided, that, except as otherwise provided herein, neither party shall be required to file any lawsuit or take any legal action against a third party, waive any rights, pay any amount (other than normal filing fees) or agree to any restriction in connection therewith. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

        13.4 Public Announcements. The Seller and Buyer shall cooperate and coordinate with each other with respect to all press releases and public announcements with respect to the transactions contemplated by this Agreement. Seller and Buyer shall each designate certain employees with authority to speak to the press or make other public announcements. Nothing herein shall prevent either Seller or Buyer from supplying such information or making statements as required by government authorities or in order for a party to satisfy its legal obligations under the federal securities laws or otherwise (prompt notice of which shall be given to the other party).

        13.5. Future Technology. The parties recognize that development of successors to the Products may require additional technology rights and licenses not conveyed under this Agreement or the Technology Agreement. The Seller and Buyer shall negotiate in good faith for such rights and licenses as may be required from time to time; provided that, nothing herein shall require Seller or Buyer to license any additional technology rights to or from the other party.

        13.6 Supplements to Schedules.

                     (a) At any time within five (5) business days after the date of this Agreement, Seller may deliver to Buyer supplemental or amended schedules containing information that supplements or amends any schedule or the representations, warranties and/or disclosures of this Agreement, and any schedule, representation, warranty or disclosure of Seller herein that is affected by such supplemental or amended information shall be deemed to have been amended accordingly.

                     (b) At any time after the five (5) business day period set forth in Section 13.6(a) and on or prior to the Closing Date, Seller may deliver to Buyer supplemental or amended schedules containing information that supplements or amends any schedule or the representations, warranties and/or disclosures in this Agreement in order to make the information set forth therein timely, complete and accurate. Buyer shall have five (5) business days to inspect such supplemental or amended schedules and, to the extent the amended or supplemental information is material, determine in its discretion whether to accept such schedules or elect to terminate this Agreement, in which event the Deposit shall be returned to the Buyer. If Buyer does not elect to terminate this Agreement, any schedule, representation, warranty or disclosure of Seller herein which is affected by such supplemental or amended information shall be deemed to have been amended accordingly.

        13.7 Identification of Contracts. Prior to Closing, Seller shall prepare a definitive Schedule 2.1(e) listing the Contracts for purposes of Section 2.1(e) and review such list with Buyer. Buyer and Seller agree that no customer service contracts which are governed by the Services Contract Agreement shall be included on such list. Buyer and Seller shall in good faith attempt to resolve any differences over the list of Contracts. If Buyer and Seller are unable to agree to such list, either party may terminate this Agreement, in which case the Deposit shall be returned to Buyer.

        14. CONDITIONS TO OBLIGATION OF BUYER TO CLOSE. The obligation of Buyer to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

        14.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement, or in any certificate delivered pursuant hereto, shall be true and correct on and as of the Closing Date, as if made on and as of the Closing Date.

        14.2 No Adverse Change. There shall not have occurred any Material Adverse Change.

        14.3 Compliance and Performance. Seller shall have complied with and performed all terms, covenants, conditions and agreements required by this Agreement to be complied with or performed by Seller on or prior to the Closing Date.

        14.4 Officer's Certificate. Seller shall have delivered to Buyer a certificate executed by a responsible officer of Seller, dated the Closing Date, with respect to the matters set forth in Sections 14.1, 14.2 and 14.3 above.

        14.5 Instruments of Conveyance and Transfer. Seller shall have delivered to Buyer limited warranty deeds to the Real Estate warranting against any liens or encumbrances created or suffered by Seller, subject only to Permitted Encumbrances, and bills of sale, endorsements, assignments and other instruments of conveyance and transfer with respect to the other Assets, in all cases satisfactory in form and substance to counsel to Buyer, effecting the sale, transfer, assignment and conveyance of the Assets to Buyer. Such instruments of transfer and conveyance of the Assets (other than the limited warranty deeds for the Real Estate) shall warrant to Buyer that the Assets are transferred to Buyer free and clear of all debts, liens, security interests, mortgages, trusts, claims or other liabilities or encumbrances whatsoever except for the Permitted Encumbrances.

        14.6 Consents of Third Parties. Buyer shall have received duly executed copies of any material consents necessary to permit the assignment of the Contracts, without breach thereof, and such consents shall not have required any change to the terms and conditions of such Contracts other than changes consented to in writing by Buyer.

        14.7 HSR Act and Governmental Approvals. The covenants in Section 13.1 shall have been satisfied and the transactions contemplated by this Agreement shall have received appropriate Approval. All other authorizations, consents and approvals of all governmental agencies and authorities (including any foreign governmental agencies and authorities) required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and be reasonably satisfactory in form and content to Buyer.

        14.8 Legal Opinion. Buyer shall have received an opinion, dated the Closing Date, from Faegre & Benson LLP, counsel to Seller, as to the organization and good standing of Seller, the due authorization, execution and delivery of the Transaction Documents by Seller, the enforceability of the Transaction Documents against Seller, and such other matters incident to the transactions contemplated by this Agreement as Buyer may reasonably request.

        14.9 Copies of Documents. Buyer shall have received accurate and complete copies of all documents and instruments listed in any of the exhibits to this Agreement (and of any amendments, waivers or similar supplementary materials related thereto).

        14.10 No Legal Actions. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement, and no such action or proceeding shall have been threatened.

        14.11 Transaction Documents. Seller shall have executed and delivered the Transaction Documents to which it is a party.

        14.12 Financial Statements. Deloitte & Touche LLP shall have advised Buyer that it will be able to deliver within 70 days after the Closing Date an opinion on the audited financial statements for the Business for each of the three (3) appropriate fiscal years, as required under Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended ("Regulation S-X"), and prepared in accordance with such regulation (the "Financial Statements").

        14.13 UCC Search. Seller shall have provided to Buyer certificates of appropriate state officials dated not earlier than ten (10) days prior to the Closing Date, indicating that no financing statements are on file pertaining to any interest under the Uniform Commercial Code in the FF&E and other personal property included in the Assets being transferred pursuant to this Agreement.

        14.14 Environmental Assessment. Any Phase I Environmental Site Assessment obtained by Buyer in accordance with Section 9.5 shall not identify or conclude that there are any "recognized environmental conditions" per ASTM 1527-97 standards, and shall not recommend any further investigation with respect to the Real Estate unless Buyer waives this condition by written notice to Seller.

        15. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

        15.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, or in any certificate delivered pursuant hereto, shall be true and correct on and as of the Closing Date, as if made on and as of the Closing Date.

        15.2 Compliance and Performance. Buyer shall have complied with and performed all terms, covenants, conditions and agreements required by this Agreement to be complied with or performed by Buyer on or prior to or at the Closing Date.

        15.3 Officer's Certificate. Buyer shall have delivered to Seller a certificate executed by a responsible officer of Buyer dated the Closing Date with respect to the matters set forth in Sections 15.1 and 15.2 above.

        15.4 Consents of Third Party. Seller shall have received consents necessary to permit the assignments of the Contracts.

        15.5 HSR and Governmental Approvals. The covenants in Section 13.1 shall have been satisfied and the transactions contemplated by this Agreement shall have received appropriate Approval. All other authorizations, consents and approvals of all governmental agencies and authorities (including any foreign governmental agencies and authorities) required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and be reasonably satisfactory in form and content to Seller.

        15.6 Qualification To Do Business. Buyer shall be qualified to do business as a foreign corporation in the States of Wisconsin and Minnesota.

        15.7 Legal Opinion. Seller shall have received an opinion, dated the Closing Date, from Stoel Rives LLP, counsel to Buyer, as to the organization and good standing of Buyer, the due authorization, execution and delivery of the Transaction Documents by Buyer, the enforceability of the Transaction Documents against Buyer, and such other matters incident to the transactions contemplated by this Agreement as Seller may reasonably request.

        15.8 No Legal Actions. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement, and no such action or proceeding shall have been threatened.

        15.9 Transaction Documents. Buyer shall have executed and delivered the Assumption Agreement and the Transaction Documents to which it is a party.

        16. POST-CLOSING MATTERS.

        16.1 Post-Closing Access; Cooperation. Buyer agrees that all books and records delivered to Buyer by Seller pursuant to the provisions of this Agreement shall be open for inspection by representatives of Seller at any time during regular business hours for a period of eighteen (18) months (six (6) years in the case of information required by Seller in connection with preparation or audits of tax returns) following the Closing Date and that Seller during such period at its expense may make such excerpts therefrom as it may deem desirable. Seller agrees that all documents, records and other materials retained by Seller that are related to the Assets or the Business shall be open for inspection by representatives of Buyer at any time during regular business hours for a period of eighteen (18) months (six (6) years in the case of information required by Buyer in connection with preparation or audits of tax returns) following the Closing Date, and that during such period Buyer may make such excerpts therefrom at its expense as it may deem desirable. In particular, Seller shall provide access to the Buyer's independent auditors for, and shall cooperate in the, preparation of the Financial Statements described in Section 14.12, including without limitation work papers and other documents in the possession of the Seller's independent auditors. Buyer and Seller agree to maintain and not destroy all such records for a period of six (6) years following the Closing Date. Thereafter, each party shall offer to the other an opportunity to copy any such documents and materials prior to the destruction thereof.

        16.2 Non-Solicitation. For a period commencing on the date hereof and ending on the third anniversary of the Closing Date, neither party shall initiate contact with the intent to recruit and hire any then current employee of the other party, other than contacts by Buyer with respect to the Offered Employees; provided that neither party shall be restricted from placing general advertisements, accepting unsolicited applications for employment, responding to those seeking employment to initiate contact with such party, or otherwise employing any employee of the other party other than in express contravention of this Section 16.2.

        16.3 Restrictions on Sales of Assets.

               (a) Named Parties. For the Restrictive Period (as defined below), Buyer shall not transfer, whether by sale, assignment, merger, operation of law or otherwise, any or all of the Products, any rights under the Technology Agreement and the other Transaction Documents, service and maintenance on the Products or the related customer relationships (herein collectively called the "Restricted Business") to Hewlett-Packard Company, Sun Microsystems, Inc., International Business Machines Corporation, Compaq Computer Corporation, NEC Corporation, Gores Technology Group or any of their respective subsidiaries or other affiliates (the "Named Parties").

                       (i) The restriction in Section 16.3(a) applies to any
                sale of the Restricted Business by Buyer or any of its Subsidiaries, any merger, consolidation or sale of majority control of Buyer and, if the Restricted Business, in whole or in part, is held in a Subsidiary of Buyer, any merger, consolidation or sale of majority control of such Subsidiary, or any joint venture involving the Restricted Business with any of the Named Parties.

                       (ii) If Buyer receives an offer for a merger,
                consolidation, sale of assets or issuance of stock that would result in majority control of Buyer by any of the Named Parties, Buyer may proceed with such a transaction only if the Restricted Business is not transferred in such transaction and is disposed of by Buyer in accordance with this Agreement prior to the consummation of any such transaction.

               (b) Non-Named Parties. For the Restrictive Period, Buyer shall not transfer, whether by sale, assignment, merger, operation of law or otherwise, the Restricted Business to any person other than a Named Party without providing Seller with a right of first refusal.

                      (i) The restriction in Section 16.3(b) applies to any sale of the Restricted Business and, if the Restricted Business is held in a Subsidiary or other entity controlled by Buyer, any merger, consolidation or sale of majority control of such Subsidiary or entity, or any joint venture involving the Restricted Business with any party other than a Named Party.

                      (ii) If Buyer wishes to so sell, assign or otherwise
               transfer any or all of the Restricted Business to a person other than a Named Party, it shall provide the terms of the transaction to Seller in writing, and Seller shall have ten (10) business days to accept such terms. The terms shall include a good faith valuation of the cash value of any non-cash item. If Seller has not accepted those terms in writing within such period, Buyer may proceed with such a transaction on such terms or terms more favorable to Buyer provided that such transaction is consummated within six months of the date that Buyer provided the terms to Seller. If the transaction is not so consummated, or if the terms are less favorable to Buyer than those originally offered to Seller, then Buyer must re-offer the transaction to Seller.

                      (iii) The provisions of this subparagraph (b) shall not
               apply to a merger, consolidation, sale of all or substantially all of the assets of Buyer or other transaction involving a change of control of Buyer with any party other than a Named Party.

                      (iv) If Buyer completes any transaction covered by this
               Section 16.3 (b), it shall include as a condition thereof the prohibition in Section 16.3 (a) above.

               (c) Restrictive Period. The Restrictive Period shall begin as of the Closing Date and shall end on the earliest of (i) three years from the Closing Date, (ii) the date on which Seller is sold, whether by merger, consolidation, sale of all or substantially all of the assets or similar transaction and, (iii) with respect to the provisions of Section 16.3(b), if for a period of over the preceding four fiscal quarters, the revenues from the sale of the Products is less than 50% of total revenue of Buyer.

               (d) Exclusions. Nothing in this Section 16.3 shall restrict Buyer from selling any computers covered by the definition of "Products" to any person or party on an end-user basis in the ordinary course of business.

        17. BULK TRANSFER LAW. Buyer hereby waives compliance by Seller with the requirements of any applicable laws relating to bulk sales and transfers and Seller agrees to indemnify Buyer and hold Buyer harmless from any and all claims, liabilities or costs arising with respect thereto, including reasonable attorneys' fees.

        18. TAXES, FEES AND OTHER EXPENSES

        18.1 Taxes and Fees. Buyer shall be responsible for and shall pay all sales, value added or similar taxes or governmental charges, if any, and all recording fees with respect to the sale and purchase of the Assets, whether levied against the Assets, Seller or Buyer. Seller shall be responsible for paying any transfer or real estate conveyance tax.

        18.2 Expenses. Each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement, including without limitation its attorneys' fees and accountants' fees.

        19. INDEMNIFICATION BY SELLER

        19.1 Generally. Seller hereby agrees to defend, indemnify and hold harmless Buyer against and with respect to:

               (a) Subject to the limitations of Section 19.2 hereof, any loss, injury, damage or deficiency resulting from any breach of any representation or warranty of Seller contained in this Agreement;

               (b) Any and all liabilities and obligations of Seller, except to the extent assumed and agreed to be paid by Buyer pursuant to Section
        2.3 hereof;

               (c) Any and all loss, injury, damage or deficiency resulting from any breach or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement, including, without limitation, any failure by Seller to indemnify Buyer as expressly required by any other provision of this Agreement; and

               (d) Any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

        19.2 Limits on Indemnification by Seller.

               (a) Notwithstanding the foregoing, Buyer shall be entitled to indemnification under Section 19.1(a) (and Section 19.1(d) to the extent it relates to Section 19.1(a)) with respect to any breach of any representation or warranty made by Seller, only if Seller had actual knowledge that such representation or warranty was materially false when made or was made with the intent to deceive.

               (b) The right to indemnity under Section 19.1(a) shall terminate on the first anniversary of the Closing Date, except that with respect to any pending claim for indemnity hereunder which shall have been made prior to such first anniversary, the right to indemnity shall not terminate until the final determination and satisfaction of such claim.

               (c) In no event shall the aggregate liability of Seller for all claims for indemnification under Section 19.1(a) (and 19.1(d) to the extent it relates to Section 19.1(a)) exceed $5,000,000.

        19.3 Exclusive Remedy. Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 19; provided, that the foregoing shall not prevent Buyer from seeking equitable relief in accordance with Section 33 hereof in the event of any breach or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement. In furtherance of the foregoing, Buyer waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action that it may have against Seller arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation (including, without limitation, those relating to asbestos, petroleum products, hazardous materials, PCB's or any hazardous substances), or arising under or based upon common law or otherwise, except to the extent provided in this
Section 19.

        19.4 Procedures. In the event any demands or claims are asserted against Buyer or any actions, suits or proceedings are commenced against Buyer for which Seller is obligated to indemnify Buyer under this Section 19, then Buyer shall give notice thereof to Seller with reasonable promptness after obtaining knowledge thereof in order to give Seller the necessary time to evaluate the merits of such demand, claim, action, suit or proceeding and defend, settle or compromise the same. The failure of Buyer to give such notice shall not affect Seller's duty or obligations under this Section 19, except to the extent Seller is prejudiced thereby. Within 10 business days after such notice, Seller shall assume the defense thereof with counsel chosen by Seller or its insurer and reasonably acceptable to Buyer. Seller shall not be liable for any costs or expenses incurred by Buyer in connection with any demand, claim, action, suit or proceeding for which Seller is obligated to indemnify Buyer under this Section 19, provided that Seller shall have assumed the defense thereof in accordance with this Section 19.

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

        19.5 Settlement and Compromise. Seller shall not settle or compromise any demands, claims, actions, suits or proceedings for which Buyer has sought indemnification from Seller unless it shall have given Buyer not less than 15 days prior written notice of the proposed settlement or compromise and afforded Buyer an opportunity to consult with Seller regarding the proposed settlement or compromise.

        20. INDEMNIFICATION BY BUYER

        20.1 Generally. Buyer hereby agrees to defend, indemnify and hold harmless Seller against and with respect to:

               (a) Subject to the limitations of Section 20.2 hereof, any loss, injury, damage or deficiency resulting from any breach of any representation or warranty of Buyer contained in this Agreement;

               (b) Any and all liabilities and obligations of Seller assumed by Buyer pursuant to Section 2.3 hereof and any and all liabilities and obligations arising from or in connection with ownership of the Assets or operation of the Business after the Closing Date;

               (c) Without limiting the generality of the foregoing, any and all products liability claims or similar claims in respect of the Products, whether manufactured or delivered before or after the Closing Date;

               (d) Any and all loss, injury, damage or deficiency resulting from any breach or non-fulfillment of any covenant or agreement on the part of Buyer under this Agreement, including, without limitation, any failure by Buyer to indemnify Seller as expressly required by any other provision of this Agreement; and

               (e) Any and all demands, claims, actions, suits or proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

        20.2   Limits on Indemnification by Buyer.

               (a) Notwithstanding the foregoing, Seller shall be entitled to indemnification under Section 20.1(a) (and Section 20.1(e) to the extent it relates to Section 20.1(a)) with respect to any breach of any representation or warranty made by Buyer, only if Buyer had actual knowledge that such representation or warranty was materially false when made or was made with the intent to deceive.

               (b) The right to indemnity under Section 20.1(a) shall terminate on the first anniversary of the Closing Date, except that with respect to any pending claim for indemnity hereunder which shall have been made prior to such first anniversary, the right to indemnity shall not terminate until the final determination and satisfaction of such claim.

               (c) In no event shall the aggregate liability of Buyer for all claims for indemnification under Section 20.1(a) (and 20.1(e) to the extent it relates to Section 20.1(a)) exceed $5,000,000.

        20.3 Exclusive Remedy. Seller acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 20; provided, that the foregoing shall not prevent Seller from seeking equitable relief in accordance with Section 33 hereof in the event of any breach or non-fulfillment of any covenant or agreement on the part of Buyer under this Agreement. In furtherance of the foregoing, Seller waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action that it may have against Buyer arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation (including, without limitation, those relating to asbestos, petroleum products, hazardous materials, PCB's or any hazardous substances), or arising under or based upon common law or otherwise, except to the extent provided in this
Section 20.

        20.4 Procedures. In the event any demands or claims are asserted against Seller or any actions, suits or proceedings are commenced against Seller for which Buyer is obligated to indemnify Seller under this Section 20, then Seller shall give notice thereof to Buyer with reasonable promptness after obtaining knowledge thereof in order to give Buyer the necessary time to evaluate the merits of such demand, claim, action, suit or proceeding and defend, settle or compromise the same. The failure of Seller to give such notice shall not affect Buyer's duty or obligations under this Section 20, except to the extent Buyer is prejudiced thereby. Within 10 business days after such notice, Buyer shall assume the defense thereof with counsel chosen by Buyer and reasonably acceptable to Seller. Buyer shall not be liable for any costs or expenses incurred by Seller in connection with any demand, claim, action, suit or proceeding for which Buyer is obligated to indemnify Seller under this Section 20, provided that Buyer shall have assumed the defense hereof in accordance with this Section 20.

        20.5 Settlement and Compromise. Buyer shall not settle or compromise any demands, claims, actions, suits or proceedings for which Seller has sought indemnification from Buyer unless it shall have given Seller not less than 15 days prior written notice of the proposed settlement or compromise and afforded Seller an opportunity to consult with Buyer regarding the proposed settlement or compromise.

        21. TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing Date:

        21.1 Mutual Consent. By mutual consent of Buyer and Seller.

        21.2 Breach of Agreement. By Buyer giving written notice to Seller if Seller is in breach, or by Seller giving written notice to Buyer if Buyer is in breach, in any material respect of any representation, warranty or covenant contained in this Agreement.

        21.3 Governmental Approvals. By Buyer, if any of the authorizations, consents, approvals, filings or registrations described in Sections 13.1 and
13.2 hereof shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to Buyer and all reasonable final appeals shall have been exhausted.

        21.4 Delayed Closing. By Buyer giving written notice to Seller, or by Seller giving written notice to Buyer, if the transactions contemplated by this Agreement shall not have been consummated by March 31, 2000, unless such failure shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such party at or before the Closing Date.

        21.5 Government Action. By Buyer or Seller if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

If this Agreement is terminated under any of the circumstances set forth above, other than because Buyer, and only Buyer, is in breach as set forth in Section 21.2, the Deposit shall immediately be returned to Buyer. If the Agreement is terminated pursuant to Section 21.2 above as a result of the breach of Buyer, and solely Buyer, Seller shall retain the Deposit, which shall constitute the exclusive damages to which Seller is entitled.

        22. CONFIDENTIALITY. The Mutual Nondisclosure Agreement, dated as of August 4, 1999, between the Buyer and Seller shall remain in effect pursuant to its terms and shall not be affected by the Closing. The provisions of Amendment No. 1, effective as of December 13, 1999, are replaced by the provisions of
Section 16.2 hereof.

        23. ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other, except that either party may assign this Agreement to an entity controlled by or under common control with such party, provided that (i) it gives the other party prior written notice of such assignment and (ii) the assigning party shall remain liable for its obligations. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns, and no person, firm or corporation other than the parties, their successors and permitted assigns, shall acquire or have any rights under or by virtue of this Agreement.

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

        24. COVENANT OF FURTHER ASSURANCES. From time to time after the Closing, at the request of Buyer and without further consideration, Seller will execute and deliver such other instruments of transfer and take such other actions as Buyer may reasonably require to transfer the Assets to, and vest title of the Assets in, Buyer, and to put Buyer in possession of the Assets. In the event that it shall be necessary for Seller to qualify to do business as a foreign corporation in any state after the Closing in order for Buyer to enforce any material claim, Seller shall so qualify promptly upon written request of Buyer.

        25. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein, and all other written representations and warranties of Buyer and Seller contained in the instruments executed in connection with the consummation of the transactions provided for herein, shall not survive the Closing Date.

        26. ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules attached to this Agreement, constitutes the entire agreement and understanding between Seller and Buyer with respect to the sale and purchase of the Assets and the other transactions contemplated by this Agreement. All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Assets and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement.

        27. AMENDMENT AND WAIVER. Any provision of this Agreement may be amended or waived only by a writing signed by the party against which enforcement of the amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

        28. CHOICE OF LAW. This Agreement shall be construed and performed in accordance with the laws of the State of Washington (except for the choice of law provisions thereof).

        29. RESOLUTION OF DISPUTES.

        29.1 Negotiation. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. If the matter has not been resolved by these persons within fifteen (15) days of the first meeting, the dispute shall be referred to more senior executives of both parties who have authority to settle the dispute and who shall likewise meet to attempt to resolve the dispute.

        29.2 Mediation. If the parties are unable to resolve the matter within thirty (30) days of the delivery of the disputing party's notice, or if the parties fail to meet within twenty (20) days, the parties shall endeavor to settle the dispute by mediation. The parties shall select a neutral mediator that is acceptable to both parties. The parties shall have 45 days from the date a neutral mediator is selected to gather information and perform discovery relating to the dispute (the "Discovery Period"). The costs of mediation shall be split evenly by the parties.

        29.3 Litigation. If the parties are unable to resolve the dispute after a reasonable period of mediation, either party may seek resolution through the judicial process, consistent with the terms of this Agreement.

        29.4 Confidentiality. All discussions and negotiations pursuant to this Section are confidential and shall be treated as compromise and settlement discussions for purposes of the applicable rules of evidence. Notwithstanding the foregoing, materials gathered during the Discovery Period shall not be excluded from any subsequent litigation in the event that mediation is not successful.

        30. SEVERABILITY. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.

        31. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original.

        32. NOTICES. All notices given pursuant to this Agreement shall be in writing and shall be delivered personally, including by means of telecopy, or sent by United States registered mail, postage prepaid, addressed as follows (or to another address or person as a party may specify on notice to the other):

               (a)    If to Seller:

                      Silicon Graphics, Inc.
                      100 North Cashman Drive
                      Chippewa Falls, Wisconsin  54729-1402
                      Attention:  Senior Division Counsel
                      Telecopier:  (715) 726-7674

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

                      with a copy to:

                      Silicon Graphics, Inc.
                      2011 North Shoreline Boulevard
                      Mountain View, California  94043-1389
                      Attention:  Legal Services
                      Telecopier:  (650) 932-0652

               (b)    If to Buyer:

                      Tera Computer Company
                      411 First Avenue South, Suite 600
                      Seattle, Washington  98104-2860
                      Attention:  Kenneth W. Johnson
                      Telecopier:  (206) 701-2218

                      with a copy to:

                      Robert J. Moorman
                      Stoel Rives LLP
                      900 SW Fifth Avenue, Suite 2600
                      Portland, Oregon  97204
                      Telecopier:  (503) 220-2480

        33. BREACH; EQUITABLE RELIEF. The parties acknowledge that the Assets and rights of the parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate. Any party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy. Time and strict performance are of the essence in this Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date and year first above written.

BUYER:                                            TERA COMPUTER COMPANY



                                                  By:   /s/ James E. Rottsolk
                                                        Its: President

SELLER:                                SILICON GRAPHICS, INC.



                                       By:  /s/ Kenneth L. Coleman
                                            Its: Senior Vice President - Global
                                                 Sales, Service and Marketing

                  [Signature Page to Asset Purchase Agreement]



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